EXHIBIT 10.5

                                SECOND AMENDMENT
                         TO THE ASSET PURCHASE AGREEMENT
                                     BETWEEN
                      COMPU-DAWN, INC. AND GLOBAL PC, INC.


Both parties have agreed that in the event Compu-DAWN, Inc. does not successfully close bridge financing and transfer a minimum of $500,000 to Global PC's Silicon Valley Bank account by Friday, October 1, 1999, which is not contemplated, Global PC, Inc. may terminate the Asset Purchase Agreement between Compu-DAWN, Inc., and Global PC, Inc., Brian Dougherty and Mark Bradlee dated July 30, 1999 and amended on September 24, 1999. In the event that the Asset Purchase Agreement does need to be terminated, Compu-DAWN, Inc. will use its best efforts to expedite that process to enable Global PC, Inc. to attempt to find alternative interim and long term financing quickly.

It is further agreed by both parties that in the event the Asset Purchase Agreement between Compu-DAWN, Inc. and Global PC, Inc., Brian Dougherty and Mark Bradlee is terminated by Global PC, Inc. under the aforementioned conditions, Global PC, Inc. will grant to Compu- DAWN, Inc. equity in Global PC in the 10% to 20% range based on and in consideration for Compu-DAWN's significant financial, management and third party relationship building contributions made to Global PC, Inc. during the past 120 days. The exact percentage will not be solely based on the financial contribution, but will take into consideration all the contributions that helped move the Global PC project forward during the timeframe of the relationship.


Compu-DAWN, Inc.                               Global PC, Inc.



----------------------------                   ---------------------------
Rudy Theale            Date                    Mark Bradlee              Date
Vice Chairman                                  Chief Executive Officer





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